Exhibit 99.1

HACKENSACK, NJ, June 28, 2013 – First Real Estate Investment Trust of New Jersey (“FREIT”) issued a press release reporting its operating results for the six and three-month periods ended April 30, 2013. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results. On June 10, 2013, FREIT filed with the SEC its quarterly report on Form 10-Q for the period ended April 30, 2013.

FINANCIAL HIGHLIGHTS	Six Months Ended April 30,
	2013	2012
* Net Income Per Share-Basic:	$0.48	$0.45
* Dividends Per Share:	$0.60	$0.60
* AFFO Per Share-Basic:	$0.60	$0.96
* AFFO Payout:	100.0%	62.5%
* Average Residential Occupancy:	92.6%	95.4%
* Average Commercial Occupancy:	81.6%	85.0%

RESULTS OF OPERATIONS

Table of Net Income Components

The table below presents the revenue and net income components that impacted net income-common equity for the six and three-month periods ended April 30, 2013 and 2012:

	Six Months Ended			Three Months Ended
	April 30,			April 30,
	2013	2012	Change	2013	2012	Change
	(In thousands)			(In thousands)
Income from real estate operations:
Commercial properties	$6,609	$7,036	$(427)	$3,034	$3,465	$(431)

Residential properties	4,798	5,196	(398)	2,474	2,615	(141)
Total income from real estate operations	11,407	12,232	(825)	5,508	6,080	(572)

Financing costs:
Fixed rate mortgages	(5,272)	(4,976)	(296)	(2,722)	(2,473)	(249)
Floating rate - Rotunda & Damascus	(504)	(468)	(36)	(188)	(286)	98
Other- Corporate interest	(307)	(262)	(45)	(154)	(132)	(22)
Total financing costs	(6,083)	(5,706)	(377)	(3,064)	(2,891)	(173)

Investment income	100	55	45	50	31	19

General & administrative expenses:
Accounting fees	(275)	(253)	(22)	(146)	(134)	(12)
Legal & professional fees	(37)	(37)	—	(18)	(32)	14
Trustee fees	(257)	(277)	20	(132)	(145)	13
Corporate expenses	(300)	(297)	(3)	(150)	(184)	34
Total general & administrative expenses	(869)	(864)	(5)	(446)	(495)	49

Depreciation	(3,027)	(3,044)	17	(1,514)	(1,522)	8

Adjusted income from continuing operations	1,528	2,673	(1,145)	534	1,203	(669)

Income relating to early lease termination,
net of related deferred project cost write-off	—	1,460	(1,460)	—	1,460	(1,460)

Income from continuing operations	1,528	4,133	(2,605)	534	2,663	(2,129)

Income from discontinued operations	707	196	511	1	104	(103)
Gain on sale of discontinued operation	1,377	—	1,377	1,377	—	1,377

Net income	3,612	4,329	(717)	1,912	2,767	(855)
Net income attributable to noncontrolling
interests in subsidiaries	(272)	(1,193)	921	(43)	(824)	781

Net income attributable to common equity	$3,340	$3,136	$204	$1,869	$1,943	$(74)

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Operating Results

Real Estate revenue for the six months ended April 30, 2013 (“Current Six Months”), decreased 4.0% to $20,441,000 compared to $21,295,000 for the six months ended April 30, 2012 (“Prior Six Months”), exclusive of income relating to the Giant early lease termination. Real Estate revenue for the three months ended April 30, 2013 (“Current Quarter”), decreased 5.1% to $9,981,000 compared to $10,517,000 for the three months ended April 30, 2012 (“Prior Year’s Quarter”), exclusive of income relating to the Giant early lease termination. Adjusted income from continuing operations, which excludes income relating to early lease termination, net of related deferred project cost write-off, for the Current Six Months was $1,528,000 compared to $2,673,000 for the Prior Six Months. For the Current Quarter adjusted income from continuing operations was $534,000 compared to $1,203,000 for the Prior Year’s Quarter. Adjusted income from continuing operations is a non-GAAP measure, which management believes is a useful and meaningful gauge to investors of our operating performance, since it excludes the impact of the Giant lease termination fee income, and the related project abandonment cost write-off. Net income attributable to common equity (“net income-common equity”) for the Current Six Months was $3,340,000 ($0.48 per share basic), compared to $3,136,000 ($0.45 per share basic) for the Prior Six Months. Net income-common equity for the Current Quarter was $1,869,000 ($0.27 per share basic), compared to $1,943,000 ($0.28 per share basic) for the Prior Year’s Quarter. Included in the results for the Current Six Months and Current Quarter was a gain of approximately $1.4 million relating to the sale of the Palisades Manor property in April 2013. Also, included in the results for the Current Six Months was a $720,000 income tax credit related to the sale of the Heights Manor property. Included in the results for the Prior Six Months and Prior Year’s Quarter is approximately $3 million of income relating to the Giant early lease termination, offset by a $1.5 million write-off of a portion of the deferred project costs relating to development plans at the Grande Rotunda shopping center (“Rotunda”).

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s same property real estate segments and reconciles the NOI to consolidated net income-common equity for the Current Six Months and Current Quarter, as compared to the prior year’s comparable periods (See below for definition of NOI.):

	Commercial				Residential				Combined
	Six Months Ended				Six Months Ended				Six Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2013	2012	$	%	2013	2012	$	%	2013	2012
	(In thousands)				(In thousands)				(In thousands)
Rental income	$8,790	$9,133	$(343)	-3.8%	$9,206	$9,267	$(61)	-0.7%	$17,996	$18,400
Reimbursements	2,298	2,615	(317)	-12.1%	—	—	—		2,298	2,615
Other	129	83	46	55.4%	140	175	(35)	-20.0%	269	258
Total revenue	11,217	11,831	(614)	-5.2%	9,346	9,442	(96)	-1.0%	20,563	21,273

Operating expenses	4,486	4,817	(331)	-6.9%	4,548	4,246	302	7.1%	9,034	9,063
Net operating income	$6,731	$7,014	$(283)	-4.0%	$4,798	$5,196	$(398)	-7.7%	11,529	12,210
Average
Occupancy %	81.6%	85.0%		-3.4%	92.6%	95.4%		-2.8%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(110)	10
Amortization of acquired leases	(12)	12
Investment income	100	55
General and administrative expenses	(869)	(864)
Depreciation	(3,027)	(3,044)
Income relating to early lease termination, net of
deferred project cost write-off	—	1,460
Financing costs	(6,083)	(5,706)
Income from continuing operations	1,528	4,133
Income from discontinued operations	707	196
Gain on sale of discontinued operations	1,377	—
Net income	3,612	4,329
Net income attributable to noncontrolling interests	(272)	(1,193)
Net income attributable to common equity	$3,340	$3,136

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	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2013	2012	$	%	2013	2012	$	%	2013	2012
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,361	$4,544	$(183)	-4.0%	$4,613	$4,652	$(39)	-0.8%	$8,974	$9,196
Reimbursements	905	1,156	(251)	-21.7%	—	—	—		905	1,156
Other	89	39	50	128.2%	74	107	(33)	-30.8%	163	146
Total revenue	5,355	5,739	(384)	-6.7%	4,687	4,759	(72)	-1.5%	10,042	10,498

Operating expenses	2,260	2,293	(33)	-1.4%	2,213	2,144	69	3.2%	4,473	4,437
Net operating income	$3,095	$3,446	$(351)	-10.2%	$2,474	$2,615	$(141)	-5.4%	5,569	6,061
Average
Occupancy %	81.8%	84.1%		-2.3%	92.4%	95.6%		-3.2%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(55)	16
Amortization of acquired leases	(6)	3
Investment income	50	31
General and administrative expenses	(446)	(495)
Depreciation	(1,514)	(1,522)
Income relating to early lease termination, net of
deferred project cost write-off	—	1,460
Financing costs	(3,064)	(2,891)
Income from continuing operations	534	2,663
Income from discontinued operations	1	104
Gain on sale of discontinued operations	1,377	—
Net income	1,912	2,767
Net income attributable to noncontrolling interests	(43)	(824)
Net income attributable to common equity	$1,869	$1,943

NOI is operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI.

Same Property NOI: FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of our operating performance. We define same property within both our commercial and residential segments to be those properties that we have owned and operated for both the current and prior periods presented, excluding those properties that we acquired, redeveloped or classified as discontinued operations during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment, but may still be in operation at less than full capacity, and/or any property that is under contract for sale, or has been sold are not considered same property. Same properties include FREIT’s ten (10) commercial properties and FREIT’s seven (7) residential properties.

NOI and Same Property NOI are non-GAAP financial measures and are not measures of operating results or cash flow as measured by generally accepted accounting principles, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s commercial same property segment for the Current Six Months decreased by 5.2% and 4.0%, respectively, as compared to the Prior Six Months. For the Current Quarter revenue and NOI decreased by 6.7% and 10.2%, respectively, from the Prior Year’s Quarter. The reason for the decrease in revenue for both the Current Six Months and Current Quarter results primarily from the termination of the Giant lease for 35,994 square feet of space at the Rotunda property in February 2012. It is not anticipated that this space (or a reconfiguration of this space) will be leased until the redevelopment of the Rotunda is completed. On a positive note, the decrease in rental revenue for the current year was slightly tempered by a lower level of administrative expenses for the Current Six Months and Current Quarter, primarily due to a higher level of bad debt expense incurred in last year’s comparable periods.

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On May 2, 2012, FREIT’s Board authorized management to pursue the sale of its South Brunswick, NJ property. The decision to sell this property was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. A contract for the sale of the South Brunswick property has been entered into, subject to the completion of the due diligence review. The contract sales price is $11 million. Since the contract is contingent on the due diligence review, it is not possible for management to estimate when the sale of the South Brunswick property will occur, and therefore, it is classified as held for use as of April 30, 2013.

RESIDENTIAL SEGMENT

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s residential same property segment for the Current Six Months decreased by 1.0% and 7.7%, respectively, as compared to the Prior Six Months. FREIT’s total revenue and NOI from it’s residential segment for the Current Quarter decreased by 1.5% and 5.4%, respectively, as compared to the Prior Year’s Quarter. The decrease in total revenue for the Current Six Months and Current Quarter was primarily attributable to higher vacancy levels at several of our properties. Average occupancy levels for the Current Six Months and Current Quarter decreased 2.8% and 3.2%, respectively, as compared to last year’s comparable periods. The lower occupancy levels for the current year, combined with a higher level of operating expenses for the current year, specifically repair and maintenance expense, were the primary reasons for the decrease in NOI for both the Current Six Months and Current Quarter.

On April 26, 2013, FREIT sold its Palisades Manor Apartments in Palisades Park, New Jersey and recognized a gain of $1.4 million from the sale. It is FREIT’s intent to structure this sale in a manner that would qualify as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code, which would result in a deferral for income tax purposes of the $1.4 million gain on the Palisades Manor sale. The gain on the sale, as well as the earnings of the Palisades Manor operation are classified as discontinued operations in the accompanying income statements for all periods presented.

FREIT continues to pursue the sale of the Grandview Apartments in Hasbrouck Heights, NJ. The decision to pursue the sale of this property was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. A contract for the sale of the Grandview property has been entered into, subject to the completion of the due diligence review and the buyer securing a mortgage commitment on the property. The contract sales price is $2.5 million. Since the contract has certain contingencies that must first be met, it is not possible for management to estimate when the sale of the Grandview Apartment property will occur, and therefore, the property continues to be classified as held for use as of April 30, 2013.

In connection with the Heights Manor sale, FREIT recognized a capital gain of approximately $9.5 million of which it distributed approximately $5 million to its shareholders during the fiscal year ended October 31, 2012. As FREIT did not intend to distribute to its shareholders the remaining $4.5 million of capital gain, FREIT provided approximately $1.5 million federal and $400,000 state income taxes on such undistributed gain, which was charged to discontinued operations. In the quarter ended January 31, 2013, FREIT elected, under Section 858 of the Internal Revenue Code, to treat the $1.4 million dividend paid during such period as a distribution of the prior year’s capital gain and, accordingly, reversed $720,000 of the income tax liability, which has been credited to discontinued operations for the six-month period ended April 30, 2013.

ADJUSTED FUNDS FROM OPERATIONS:

Funds from Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modifies the NAREIT computation of FFO by adjustments management considers appropriate and arrives at Adjusted Funds From Operations (“AFFO”). These adjustments to FFO are amortization of acquired leases, straight-line rents and recurring capital improvements on our residential apartments.

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FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Six Months Ended April 30,		Quarter Ended April 30,
	2013 Actual	2012 Actual	2013 Actual	2012 Actual
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income	$3,612	$4,329	$1,912	$2,767
Depreciation	3,027	3,044	1,514	1,521
Amortization of deferred leasing costs	128	122	66	61
Project abandonment costs related to asset impairment	—	1,490	—	1,490
Discontinued operations	(707)	(196)	(1)	(104)
Gain on sale of discontinued operations	(1,377)	—	(1,377)	—
Distributions to minority interests	(403)	(505)	(125)	(308)
FFO	$4,280	$8,284	$1,989	$5,427

Per Share - Basic	$0.62	$1.19	$0.29	$0.78

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$4,280	$8,284	$1,989	$5,427
Amortization of acquired leases	12	(12)	6	(3)
Under market lease amort re: Giant lease termination	—	(1,344)	—	(1,344)
Deferred rents (Straight lining)	110	(10)	55	(16)
Capital Improvements - Apartments	(204)	(250)	(144)	(77)
AFFO	$4,198	$6,668	$1,906	$3,987

Per Share - Basic	$0.60	$0.96	$0.27	$0.57

Weighted Average Shares Outstanding:
Basic	6,942	6,942	6,942	6,942

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

DIVIDENDS

The 2nd quarter dividend of $0.30 per share was paid on June 17, 2013 to shareholders of record on June 3, 2013. Dividends for the fiscal year amount to an aggregate of $0.60 per share.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $259 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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